                                                               HEI Exhibit 11(a)

Hawaiian Electric Industries, Inc. and subsidiaries
COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
(unaudited)

                                                         Three months ended      Six months ended
                                                             June 30,                June 30,
                                                         ------------------      -----------------
(in thousands, except for per share data)                 1994      1993          1994      1993
- --------------------------------------------------------------------------------------------------
Income from continuing operations....................... $17,632    $18,977      $29,420   $28,269
Income from discontinued operations.....................      --         --           --     1,800
                                                         -------    -------      -------   -------
Net income.............................................. $17,632    $18,977      $29,420   $30,069
                                                         =======    =======      =======   =======

Average number of common shares outstanding.............  28,013     25,084       27,892    24,973
                                                         =======    =======      =======   =======
Earnings per common share:
  Continuing operations................................. $  0.63    $  0.76      $  1.05   $  1.13
  Discontinued operations...............................      --         --           --      0.07
                                                         -------    -------      -------   -------
                                                           $0.63    $  0.76      $  1.05   $  1.20
                                                         =======    =======      =======   =======
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